UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2007

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

781-663-6900

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 14, 2007, PerkinElmer, Inc. (“PerkinElmer”) entered into a $300 million unsecured interim credit facility among Bank of America, N.A. as Administrative Agent and certain lenders party thereto (the “Credit Agreement”). PerkinElmer drew down all of the funds available under this bridge facility on the same day to pay the consideration for PerkinElmer’s acquisition of ViaCell, Inc. This acquisition was completed on November 14, 2007.

This interim credit facility matures on March 31, 2008, at which point all amounts outstanding are due in full. PerkinElmer may allocate all or a portion of its indebtedness under this interim credit facility to interest based upon either the Eurocurrency rate plus a margin or the base rate, which is the higher of (1) the corporate base rate announced from time to time by Bank of America, N.A. and (2) the Federal Funds rate plus 50 basis points. The Eurocurrency margin for this interim credit facility as of November 14, 2007 was 62.5 basis points.

The agreement for this facility contains affirmative, negative and financial covenants and events of default customary for financings of this type and consistent with those contained in the agreement for PerkinElmer’s current unsecured revolving credit facility among PerkinElmer and Wallac Oy as Borrowers, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and other lenders party thereto. The loan may be prepaid without premium or penalty with notice to the Administrative Agent. In the event PerkinElmer issues or sells new equity interests (as described in the Credit Agreement) outside the ordinary course of business or incurs additional indebtedness (as defined in the Credit Agreement), PerkinElmer shall prepay an amount equal to the net cash proceeds from such issuance or incurrence, as described in the Credit Agreement. In addition, if any amount of principal of the loan is not paid when due, the applicable interest rate increases to the default rate, which is the applicable rate plus 2%.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

PerkinElmer has from time to time had banking relationships with the parties to the Credit Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On November 14, 2007, PerkinElmer completed its acquisition of all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of ViaCell, Inc., a Delaware corporation (“ViaCell”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 1, 2007, among PerkinElmer, Victor Acquisition Corp., an indirect wholly owned subsidiary of PerkinElmer (“Merger Sub”), and ViaCell.

The total purchase price paid by PerkinElmer for this acquisition, including fees and expenses, was approximately $313 million in cash.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The disclosure set forth under Item 1.01 is herein incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: November 20, 2007	By:	/s/ John L. Healy
	Name:	John L. Healy
	Title:	Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1 (1)	Agreement and Plan of Merger among PerkinElmer, Inc., Victor Acquisition Corp., and ViaCell, Inc., dated as of October 1, 2007.

10.1	Interim Credit Agreement, dated as of November 14, 2007 among PerkinElmer, Inc., Bank of America, N.A. as Administrative Agent, the other lenders party thereto, Citibank, N.A. as Syndication Agent and Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Managers

(1)	Filed with the Securities and Exchange Commission on October 2, 2007 as Exhibit 2.1 to PerkinElmer’s current report on Form 8-K and incorporated herein by reference.